Exhibit 20.1

2829 Westown Parkway

Suite 200

West Des Moines, IA 50266

515-223-3788 Office

515-223-7424 Fax

FCStone

April 15, 2005

Dear Shareholder:

On March 1, 2005, the fully paid shareholder members of FCStone Group, Inc. (“Company”) approved and adopted the proposed conversion of the Company from a cooperative to a regular business corporation in accordance with the Plan of Conversion proposed by the Board of Directors and disclosed in the Proxy Statement – Prospectus dated January 11, 2005, as previously sent to you.

As a result of the approval of the Plan of Conversion by shareholder vote, your interest in the Company has been converted into shares of new common stock. A statement of conversion and distribution that sets forth the calculation applicable to the conversion of your specific interest in the Company into new common stock is enclosed. Your new common stock is uncertificated, but a statement of your share ownership is enclosed for your records.

The Plan of Conversion also provided for the issuance of subscription rights to existing shareholders. The number of shares subject to subscription rights has been determined on the basis of 100 shares for each 200 shares of additional stock allocated to you based upon the three year patronage calculation, with the result rounded up to the next highest multiple of 100 shares. A Statement is enclosed setting forth this calculation as applicable to your rights. A formal notice of your subscription rights is also enclosed.

Under the Plan of Conversion, subscription rights must be exercised within 60 days of distribution. Thus, your subscription must be exercised on, or before, June 14, 2005. Subscription rights that are not exercised by that date will expire.

We are currently holding regional shareholder meetings to discuss the restructuring in general, and subscription rights specifically.

The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (file no. 333-118342), which includes the Proxy Statement – Prospectus that has been previously sent to you. The Proxy Statement –Prospectus describes in detail the restructuring and provides detailed information about the Company. YOU ARE URGED TO READ THE INFORMATION FILED WITH THE COMMISSION AND THE PROXY STATEMENT – PROSPECTUS DELIVERED TO YOU BECAUSE THEY CONTAIN IMPORTANT INFORMATION. YOU MAY OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE COMMISSION’S WEB SITE (www.sec.gov) OR FROM THE COMPANY UPON REQUEST.

Our form of entity has changed, but our mission has not. We look forward to continuing to serve our shareholders and other customers with a view to improving their bottom line results.

Very truly yours,

/s/ Paul G. Anderson
Paul G. Anderson, CEO

EXERCISABLE ON OR BEFORE 5:00 P.M., CDT, ON JUNE 14, 2005 (THE “EXPIRATION TIME”)

Tax ID No.: 42-0244090

Holder of Record:

Number of Shares Available for Purchase:

FCSTONE GROUP, INC.

SUBSCRIPTION RIGHTS FOR COMMON STOCK

Dear Stockholder:

Pursuant to Article IV of the Plan of Conversion of FCStone Group, Inc. (the “Company”), a copy of which was mailed to you as Appendix A to the Company’s Proxy Statement – Prospectus dated January 11, 2005, the Company hereby offers to you the right to purchase the number of shares of common stock of the Company available for purchase set forth above at a purchase price of $10.00 per share (the “Subscription Price”). The subscription rights granted hereby are not transferable. This right of subscription may be exercised only by fully completing, executing and returning to the Company in the enclosed envelope the Notice of Exercise of Subscription Rights provided below, which must be received by the Company prior to the Expiration Time and accompanied by a check or money order for the total Subscription Price.

Upon exercise as provided herein and collection by the Company of the Subscription Price paid by you, shares of common stock of the Company will be issued to you. These shares will be identical to those issued to you pursuant to the Plan of Conversion, except that these shares will not be subject to redemption for failure to transact business with or through the Company for a period of two consecutive years. The shares issuable upon exercise are described in the Proxy Statement- Prospectus under the heading “Description of Capital Stock after Restructuring.” If you do not exercise your subscription rights prior to the Expiration Time, they will automatically terminate. The subscription rights must generally be exercised in full, provided that partial exercises are allowed if your subscription is for at least 1,000 shares of common stock.

Sincerely,

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
President and Chief Executive Officer

NOTICE OF EXERCISE OF SUBSCRIPTION RIGHTS

To FCStone Group, Inc.:

PO Box 4887

Des Moines, IA 50306-4887

Pursuant to Article IV of the Plan of Conversion of the Company, the undersigned hereby irrevocably exercises its right to purchase the number of shares of common stock of the Company indicated below at a purchase price of $10.00 per share (the “Subscription Price”). Enclosed herewith is check or money order for payment in full of the Subscription Price.

Number of Shares Subscribed:		____________

Subscription Price Paid:	$

By:	(signature)
Date:

VOID IF NOT RECEIVED BY THE COMPANY WITH PAYMENT

BEFORE 5:00 P.M. CDT ON JUNE 14, 2005